Exhibit 99.1

Tucana Lithium (formerly known as Oteegee Innovations) Announces Agreement with Nemaska Exploration

LAS VEGAS, June 14, 2011 (GLOBE NEWSWIRE) -- Tucana Lithium Corp. (formerly known as Oteegee Innovations Inc.) (OTCQB:TUCA) wishes to announce the Company has entered into a geological and management services agreement with Nemaska Exploration Inc. to coordinate and execute the Company's Spring/Summer 2011 exploration program. The exploration campaign will be lead by geologist Yves Caron. Mr. Caron is currently Vice-President Exploration for both Nemaska Exploration and Monarques Resources and has been a member of the Ordre des Géologues du Québec since 2001.

"We are very excited and fortunate to have a strong relationship with the team responsible for the Whabouchi lithium discovery, and we are looking forward to starting our exploration campaign," stated Jordan Starkman, CEO of Tucana Lithium Corp.

The Company's main exploration focus in 2011 will be the recently acquired Abigail Lithium Property located in the James Bay, Quebec region of Canada. The property consists of 222 map-designated cells totaling 11,844 hectares within and adjacent to Nemaska Exploration's Whabouchi Lithium discovery.  Nemaska recently announced an updated resource estimate on the Whabouchi deposit to 25 million tonnes in measured and indicated categories and now has the potential of 25 years of resources to mine. According to Guy Bourassa, President and CEO of Nemaska, Whabouchi's revised estimate puts Whabouchi as the largest measured resource of spodumene in the world.

Certain statements in this document that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Tucana Lithium Corp. to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to: (i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company's ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."

CONTACT:	Tucana Lithium Corp. Jordan Starkman, CEO www.tucanalithium.com 1-800-854-7970 Peritus Capital info@perituscapital.com 416-907-2151